CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES ANNOUNCES PURCHASE ORDER FROM DISTRIBUTOR - ASE INTERNATIONAL

Company Delivering Newest Version of Fuel Cell Power Pack Product to Distributors
and Mobile Operators on Schedule

New York, N.Y. July 28, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that ASE International, which is a Medis distributor focusing on drugstores, convenience stores, department stores and airport and duty free shops, has issued to Medis a purchase order totaling over fifty million dollars ($50 million) for delivery of 200,000 Power Packs a month for the first year of availability from Medis production and 400,000 Power Packs a month from the second year of production.

Edward Koss, Chairman and CEO of ASE, stated that, “We issued this purchase order to insure that there will be sufficient Power Packs available to ASE for the over 60,000 doors that we service through our customers in the US and Canada. We have purchased a new 40,000 square foot warehouse in Florida for Southern distribution, which will be used in part to help distribute the Power Pack products and important customers have already indicated to us their desire to offer the Power Packs in their stores. ASE International is an affiliate of Sheralven Enterprises, Ltd. one of the largest wholesalers of fragrances and hair care products to those same markets and is standing behind this purchase order.”

“Obviously, we are gratified by this strong show of confidence on the part of ASE,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “We believe that mobile operators and OEMs as well as other distributors will also want to reserve availability of Power Pack units once they have demonstrated the Power Packs to their customers. This is particularly the case regarding those customers in the enterprise market. We are committed to building the first fully automated line, capable of producing 1.5 million Power Packs a month, as rapidly as we can. We believe that the financing we have just announced will enable us comfortably to complete that line and if that line becomes sold out we will start to plan for another fully automated line.”

The Company also announced that it is delivering on schedule its newest version of the fuel cell Power Pack product to its various distributors. It also has Power Pack units available to deliver to those mobile operators and Original Equipment Manufacturers (OEMs) with whom it has entered into Cooperation Agreements. Meetings are already scheduled starting next month with mobile operators and OEMs in the United States and Europe to deliver Power Packs to them so that they can demonstrate the Power Packs to their customers and provide feedback to Medis, including indications of orders, as contemplated by the Cooperation Agreements with those parties.

Medis Technologies Ltd.	Page 2
July 28, 2005

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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